                                                                     EXHIBIT 4.1


                         AMENDMENT DATED APRIL 15, 1999
                                       TO
                                ARIS CORPORATION
                        1998 EMPLOYEE STOCK PURCHASE PLAN


The ARIS Corporation 1998 Employee Stock Purchase Plan (the "Plan") is hereby amended as follows:

1.      Section 4 of the Plan is amended to read as follows:

SECTION 4. STOCK SUBJECT TO PLAN

        Subject to adjustment from time to time as provided in Section 19, a maximum of 500,000 shares of Stock may be sold under the Plan. Shares sold under the Plan shall be drawn from authorized and unissued shares or shall be shares acquired by the Company. Any shares of Stock subject to an Option that cease to be subject to the Option (other than by reason of exercise of the Option), including, without limitation, in connection with the cancellation or termination of the Option, shall again be available for sale in connection with future grants of Options under the Plan.

        The date of the adoption of such amendment by the Board of Directors of the Company is April 15, 1999.

        The date of the approval of such amendment by the shareholders of the Company is May 24, 1999.





                                      -5-